NEWS

Charter Announces First Quarter 2022 Results

Stamford, Connecticut - April 29, 2022 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2022.

Key highlights:

•First quarter total residential and small and medium business ("SMB") customer relationships increased by 129,000. As of March 31, 2022, Charter served a total of 32.2 million residential and SMB customers.

•First quarter total residential and SMB Internet customers increased by 185,000. As of March 31, 2022, Charter served a total of 30.3 million residential and SMB Internet customers.

•First quarter total residential and SMB mobile lines increased by 373,000. As of March 31, 2022, Charter served a total of 3.9 million mobile lines.

•First quarter revenue of $13.2 billion grew by 5.4% year-over-year, driven by residential revenue growth of 3.7%, mobile revenue growth of 40.2% and commercial revenue growth of 4.3%.

•First quarter Adjusted EBITDA1 of $5.2 billion grew by 5.4% year-over-year.

•Net income attributable to Charter shareholders totaled $1.2 billion in the first quarter.

•First quarter capital expenditures totaled $1.9 billion and included $232 million of rural construction initiative capital expenditures and $74 million of mobile-related capital expenditures.

•First quarter free cash flow1 of $1.8 billion decreased by 3.0% year-over-year. Excluding a $220 million one-time payment in the first quarter of 2022, free cash flow grew by 8.9% year-over-year.

•During the first quarter, Charter purchased 6.0 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $3.6 billion.

"We remain focused on our primary goal of driving connected customer and mobile broadband relationship growth," said Tom Rutledge, Chairman and CEO of Charter. "We continue to grow our business by offering superior converged connectivity products. And our new joint venture with Comcast will allow us to provide a next generation streaming platform that offers new and differentiated direct-to-consumer products to meet demand in a fast-changing video environment."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2022 (a)	March 31, 2021 (a)	Y/Y Change
Footprint (b)
Estimated Passings	54,739	53,708	1.9%

Customer Relationships (c)
Residential	30,035	29,361	2.3%
SMB	2,163	2,071	4.4%
Total Customer Relationships	32,198	31,432	2.4%

Residential	109	282	(173)
SMB	20	20	—
Total Customer Relationships Quarterly Net Additions	129	302	(173)

Total Customer Relationship Penetration of Estimated Passings (d)	58.8%	58.5%	0.3 ppts

Monthly Residential Revenue per Residential Customer (e)	$113.28	$112.18	1.0%
Monthly SMB Revenue per SMB Customer (f)	$163.96	$163.79	0.1%

Residential Customer Relationships Penetration
Single Play Penetration (g)	47.2%	45.2%	2.0 ppts
Double Play Penetration (g)	33.0%	32.6%	0.4 ppts
Triple Play Penetration (g)	19.8%	22.2%	(2.4) ppts

% Residential Non-Video Customer Relationships	49.7%	47.3%	2.4 ppts

Internet
Residential	28,301	27,357	3.4%
SMB	1,973	1,877	5.1%
Total Internet Customers	30,274	29,234	3.6%

Residential	164	334	(170)
SMB	21	21	—
Total Internet Quarterly Net Additions	185	355	(170)

Video
Residential	15,093	15,483	(2.5)%
SMB	628	579	8.6%
Total Video Customers	15,721	16,062	(2.1)%

Residential	(123)	(156)	33
SMB	11	18	(7)
Total Video Quarterly Net Additions	(112)	(138)	26

Voice
Residential	8,465	9,113	(7.1)%
SMB	1,288	1,238	4.1%
Total Voice Customers	9,753	10,351	(5.8)%

Residential	(156)	(102)	(54)
SMB	6	14	(8)
Total Voice Quarterly Net Additions	(150)	(88)	(62)

Mobile Lines (h)
Residential	3,805	2,605	46.0%
SMB	132	70	88.8%
Total Mobile Lines	3,937	2,675	47.2%

Residential	357	285	72
SMB	16	15	1
Total Mobile Lines Quarterly Net Additions	373	300	73

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	274	261	5.2%
Enterprise Quarterly Net Additions	2	2	—
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the first quarter of 2022, Charter's residential customer relationships grew by 109,000, compared to growth of 282,000 in the first quarter of 2021. As of March 31, 2022, Charter had 30.0 million residential customer relationships, with year-over-year growth of 2.3%.

Charter added 164,000 residential Internet customers during the first quarter of 2022, compared to 334,000 during the first quarter of 2021. Currently, 200 Mbps is the minimum speed offered to new Spectrum Internet® customers across Charter's footprint. As of March 31, 2022, over 80% of total Internet customers subscribed to tiers that provided 200 Mbps or more of speed. Charter also offers Spectrum Internet Ultra (400 Mbps) and Spectrum Internet Gig (1 Gbps) across its entire footprint. Charter's Advanced Home WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices, is available to nearly all Spectrum Internet customers.

Residential video customers decreased by 123,000 in the first quarter of 2022, compared to a decline of 156,000 in the first quarter of 2021. As of March 31, 2022, Charter had 15.1 million residential video customers.

During the first quarter of 2022, residential wireline voice customers declined by 156,000, compared to a decline of 102,000 in the first quarter of 2021. As of March 31, 2022, Charter had 8.5 million residential wireline voice customers.

First quarter 2022 residential revenue per residential customer (excluding mobile) totaled $113.28, and increased by 1.0% compared to the prior year period, given promotional rate step-ups and video rate adjustments that pass through programmer rate increases, partly offset by a higher mix of non-video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and $20 million of sports network credits recorded in the current year period to be provided to qualified video customers given fewer sporting events being broadcast during COVID-19.

SMB customer relationships grew by 20,000 in the first quarters of 2022 and 2021, while enterprise PSUs grew by 2,000 in the first quarters of 2022 and 2021.

During the first quarter of 2022, Charter added 373,000 mobile lines, compared to growth of 300,000 during the first quarter of 2021. Spectrum MobileTM is available to all new and existing Spectrum Internet customers. Spectrum Mobile customers can choose "Unlimited" or "By the Gig" data plans. In October 2021, Spectrum Mobile introduced new Unlimited pricing starting at $29.99/month per Unlimited line for customers with at least two lines. Additionally, customers qualify for the new multiline pricing when combining By the Gig lines for $14/GB with Unlimited lines. All Spectrum Mobile plans include 5G access, with taxes and fees included and no contracts. Spectrum Mobile's new Unlimited pricing is part of Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2022	2021	% Change
REVENUES:
Internet	$5,452	$5,086	7.2%
Video	4,346	4,344	0.1%
Voice	391	399	(2.1)%
Residential revenue	10,189	9,829	3.7%
Small and medium business	1,059	1,012	4.6%
Enterprise	661	638	3.7%
Commercial revenue	1,720	1,650	4.3%
Advertising sales	383	344	11.5%
Mobile	690	492	40.2%
Other	218	207	5.2%
Total Revenue	13,200	12,522	5.4%

COSTS AND EXPENSES:
Total operating costs and expenses	7,987	7,577	5.4%

Adjusted EBITDA	$5,213	$4,945	5.4%

Adjusted EBITDA margin	39.5%	39.5%

Capital Expenditures	$1,857	$1,821
% Total Revenue	14.1%	14.5%

Net income attributable to Charter shareholders	$1,203	$807
Earnings per common share attributable to Charter shareholders:
Basic	$7.05	$4.22
Diluted	$6.90	$4.11

Net cash flows from operating activities	$3,647	$3,751
Free cash flow	$1,800	$1,855

Revenues

First quarter revenue increased by 5.4% year-over-year to $13.2 billion, driven primarily by growth in residential, mobile and commercial revenues.

Residential revenue totaled $10.2 billion in the first quarter, an increase of 3.7% year-over-year. The year-over-year revenue growth rate was negatively impacted by $20 million of sports network credits recorded in the current year period.

Internet revenue grew by 7.2% year-over-year to $5.5 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and reduced bundled discounts, partly offset by lower bundled revenue allocation.

Video revenue totaled $4.3 billion in the first quarter, an increase of 0.1% compared to the prior year period, driven by promotional rate step-ups, video rate adjustments that pass through programmer rate increases and higher bundled revenue allocation, mostly offset by a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year and the aforementioned $20 million of sports network credits recorded in the current year period.

Voice revenue totaled $391 million in the first quarter, a decrease of 2.1% compared to the first quarter of 2021, driven by a decline in wireline voice customers over the last twelve months, partly offset by voice rate adjustments.

Commercial revenue increased by 4.3% year-over-year to $1.7 billion, driven by SMB and enterprise revenue growth of 4.6% and 3.7% year-over-year, respectively. First quarter 2022 SMB revenue growth was primarily driven by customer relationship growth. Enterprise revenue excluding wholesale increased by 6.5% year-over-year, reflecting PSU growth.

First quarter advertising sales revenue of $383 million increased by 11.5% compared to the year-ago quarter, driven by higher political revenue and advanced advertising revenue. Excluding political revenue in both periods, advertising sales revenue increased by 5.1% year-over-year.

First quarter mobile revenue totaled $690 million, an increase of 40.2% year-over-year, primarily driven by mobile line growth.

Operating Costs and Expenses

First quarter total operating costs and expenses increased by $410 million, or 5.4% year-over-year.

First quarter programming costs decreased by $11 million, or 0.4% as compared to the first quarter of 2021, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, $20 million of sports network rebates in the first quarter of 2022 that resulted from fewer sporting events being broadcast during COVID-19 and $34 million of other favorable adjustments, mostly offset by contractual programming increases and renewals.

Regulatory, connectivity and produced content expenses decreased by $44 million, or 7.4% year-over-year, primarily driven by lower sports rights costs given a normalized game schedule in the first quarter of 2022 compared to the first quarter of 2021 when more games were played due to a delayed start of the 2020-2021 NBA season, lower video CPE sold to customers and lower regulatory and franchise fees.

Costs to service customers increased by $95 million, or 5.3% year-over-year. The year-over-year increase in costs to service customers was primarily driven by unusually low bad debt in the first quarter of 2021, which benefited from government stimulus packages. Costs to service customers excluding bad debt increased by 1.8% year-over-year primarily due to a larger customer base, previously announced wage increases to a $20 per hour starting wage for hourly field operations and call center employees and higher health benefit and fuel costs.

Marketing expenses increased by $75 million, or 10.1% year-over-year, due to higher labor costs driven by previously announced wage increases to a $20 per hour starting wage and temporarily greater staffing levels as Charter completes the insourcing of its inbound sales and retention call centers with a focus on providing better service to new and existing customers.

First quarter mobile costs totaled $760 million, an increase of 32.8% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Other expenses increased by $107 million, or 12.5% as compared to the first quarter of 2021, primarily due to a favorable non-recurring adjustment in the prior year period and higher labor costs.

Adjusted EBITDA

First quarter Adjusted EBITDA of $5.2 billion grew by 5.4% year-over-year, reflecting growth in revenue and operating expenses of 5.4% and 5.4%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the first quarter of 2022, compared to $807 million in the first quarter of 2021. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA and non-recurring litigation settlement charges recorded in the first quarter of 2021.

Net income per basic common share attributable to Charter shareholders totaled $7.05 in the first quarter of 2022 compared to $4.22 during the same period last year. The increase was primarily the result of the factors described above in addition to a 10.8% decrease in basic weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.9 billion in the first quarter of 2022, compared to $1.8 billion during the first quarter of 2021, primarily driven by an increase in line extensions, partly offset by decreases in support capital and scalable infrastructure. The increase in line extensions was due to Charter's rural construction initiative. The decrease in support capital was driven by lower mobile capital expenditures and the timing of vehicle spend. The decrease in scalable infrastructure spending was primarily due to timing. First quarter capital expenditures included $232 million of rural construction initiative spend, most of which was included in line extensions. First quarter capital expenditures also included $74 million of mobile costs, most of which related to information technology systems and were included in support capital.

Charter currently expects full year 2022 cable capital expenditures, excluding capital expenditures associated with its rural construction initiative, to be between $7.1 billion and $7.3 billion.

Cash Flow and Free Cash Flow

During the first quarter of 2022, net cash flows from operating activities totaled $3.6 billion, compared to $3.8 billion in the prior year quarter. The year-over-year decrease in net cash flows from operating activities was primarily due to the $220 million payment of a previously recorded litigation settlement charge and an unfavorable change in working capital, excluding the change in accrued interest and accrued expenses related to capital expenditures, partly offset by higher Adjusted EBITDA.

Free cash flow in the first quarter of 2022 totaled $1.8 billion, compared to $1.9 billion during the same period last year. The year-over-year decrease in free cash flow was primarily driven by a decrease in net cash flows from operating activities.

Liquidity & Financing

As of March 31, 2022, total principal amount of debt was $94.9 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $2.4 billion cash position.

In January 2022, CCO Holdings, LLC and CCO Holdings Capital Corp. jointly issued $1.2 billion of 4.750% senior unsecured notes due 2032 at par. Net proceeds were used for general corporate purposes, including to fund buybacks of Charter Class A common stock and Charter Holdings common units, to repay certain indebtedness and to pay related fees and expenses.

In March 2022, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. jointly issued $1.0 billion aggregate principal amount of 4.400% senior secured notes due April 2033 at a price of 99.634% of the aggregate principal amount, $1.5 billion aggregate principal amount of 5.250% senior secured notes due April 2053 at a price of 99.300% of the aggregate principal amount and $1.0 billion aggregate principal amount of 5.500% senior secured notes due April 2063 at a price of 99.255% of the aggregate principal amount. The net proceeds were used for general corporate purposes, including to fund buybacks of Charter Class A common stock and Charter Holdings common units, to repay certain indebtedness and to pay related fees and expenses.

Share Repurchases

During the three months ended March 31, 2022, Charter purchased 6.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $3.6 billion.

Webcast

Charter will host a webcast on Friday, April 29, 2022 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $342 million and $277 million for the three months ended March 31, 2022 and 2021, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to sales opportunities from residential move activity, our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2022	2021	% Change
REVENUES:
Internet	$5,452	$5,086	7.2%
Video	4,346	4,344	0.1%
Voice	391	399	(2.1)%
Residential revenue	10,189	9,829	3.7%
Small and medium business	1,059	1,012	4.6%
Enterprise	661	638	3.7%
Commercial revenue	1,720	1,650	4.3%
Advertising sales	383	344	11.5%
Mobile	690	492	40.2%
Other	218	207	5.2%
Total Revenue	13,200	12,522	5.4%
COSTS AND EXPENSES:
Programming	2,977	2,988	(0.4)%
Regulatory, connectivity and produced content	556	600	(7.4)%
Costs to service customers	1,899	1,804	5.3%
Marketing	826	751	10.1%
Mobile	760	572	32.8%
Other expense	969	862	12.5%
Total operating costs and expenses (exclusive of items shown separately below)	7,987	7,577	5.4%
Adjusted EBITDA	5,213	4,945	5.4%
Adjusted EBITDA margin	39.5%	39.5%
Depreciation and amortization	2,294	2,441
Stock compensation expense	147	134
Other operating expenses, net	1	302
Income from operations	2,771	2,068
OTHER INCOME (EXPENSES):
Interest expense, net	(1,060)	(983)
Other income, net	23	52
	(1,037)	(931)
Income before income taxes	1,734	1,137
Income tax expense	(345)	(216)
Consolidated net income	1,389	921
Less: Net income attributable to noncontrolling interests	(186)	(114)
Net income attributable to Charter shareholders	$1,203	$807

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$7.05	$4.22
Diluted	$6.90	$4.11
Weighted average common shares outstanding, basic	170,688,127	191,404,527
Weighted average common shares outstanding, diluted	174,500,472	205,872,536

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2022	2021
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,431	$601
Accounts receivable, net	2,530	2,579
Prepaid expenses and other current assets	555	386
Total current assets	5,516	3,566

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,173	34,310
Customer relationships, net	3,699	4,060
Franchises	67,347	67,346
Goodwill	29,563	29,562
Total investment in cable properties, net	134,782	135,278

OTHER NONCURRENT ASSETS	3,650	3,647

Total assets	$143,948	$142,491

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$9,386	$9,461
Current portion of long-term debt	4,543	2,997
Total current liabilities	13,929	12,458

LONG-TERM DEBT	90,679	88,564
DEFERRED INCOME TAXES	19,070	19,096
OTHER LONG-TERM LIABILITIES	4,326	4,217

SHAREHOLDERS' EQUITY:
Controlling interest	12,060	14,050
Noncontrolling interests	3,884	4,106
Total shareholders' equity	15,944	18,156

Total liabilities and shareholders' equity	$143,948	$142,491

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,389	$921
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,294	2,441
Stock compensation expense	147	134
Noncash interest income, net	(3)	(7)
Deferred income taxes	38	156
Other, net	(21)	(5)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	49	144
Prepaid expenses and other assets	(185)	(182)
Accounts payable, accrued liabilities and other	(61)	149
Net cash flows from operating activities	3,647	3,751

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,857)	(1,821)
Change in accrued expenses related to capital expenditures	10	(75)
Other, net	60	(60)
Net cash flows from investing activities	(1,787)	(1,956)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	6,713	5,289
Repayments of long-term debt	(2,954)	(3,164)
Payments for debt issuance costs	(37)	(22)
Purchase of treasury stock	(3,333)	(3,652)
Proceeds from exercise of stock options	1	9
Purchase of noncontrolling interest	(416)	(507)
Distributions to noncontrolling interest	(2)	(39)
Other, net	(2)	62
Net cash flows from financing activities	(30)	(2,024)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,830	(229)
CASH AND CASH EQUIVALENTS, beginning of period	601	1,001
CASH AND CASH EQUIVALENTS, end of period	$2,431	$772

CASH PAID FOR INTEREST	$982	$1,017
CASH PAID FOR TAXES	$29	$20

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2022 (a)	December 31, 2021 (a)	March 31, 2021 (a)
Footprint (b)
Estimated Passings	54,739	54,521	53,708

Customer Relationships (c)
Residential	30,035	29,926	29,361
SMB	2,163	2,143	2,071
Total Customer Relationships	32,198	32,069	31,432

Residential	109	103	282
SMB	20	17	20
Total Customer Relationships Quarterly Net Additions	129	120	302

Total Customer Relationship Penetration of Estimated Passings (d)	58.8%	58.8%	58.5%

Monthly Residential Revenue per Residential Customer (e)	$113.28	$114.14	$112.18
Monthly SMB Revenue per SMB Customer (f)	$163.96	$164.59	$163.79

Residential Customer Relationships Penetration
Single Play Penetration (g)	47.2%	46.7%	45.2%
Double Play Penetration (g)	33.0%	33.0%	32.6%
Triple Play Penetration (g)	19.8%	20.4%	22.2%

% Residential Non-Video Customer Relationships	49.7%	49.2%	47.3%

Internet
Residential	28,301	28,137	27,357
SMB	1,973	1,952	1,877
Total Internet Customers	30,274	30,089	29,234

Residential	164	172	334
SMB	21	18	21
Total Internet Quarterly Net Additions	185	190	355

Video
Residential	15,093	15,216	15,483
SMB	628	617	579
Total Video Customers	15,721	15,833	16,062

Residential	(123)	(71)	(156)
SMB	11	13	18
Total Video Quarterly Net Additions	(112)	(58)	(138)

Voice
Residential	8,465	8,621	9,113
SMB	1,288	1,282	1,238
Total Voice Customers	9,753	9,903	10,351

Residential	(156)	(163)	(102)
SMB	6	9	14
Total Voice Quarterly Net Additions	(150)	(154)	(88)

Mobile Lines (h)
Residential	3,805	3,448	2,605
SMB	132	116	70
Total Mobile Lines	3,937	3,564	2,675

Residential	357	363	285
SMB	16	17	15
Total Mobile Lines Quarterly Net Additions	373	380	300

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	274	272	261
Enterprise Quarterly Net Additions	2	3	2

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2022, December 31, 2021 and March 31, 2021, customers included approximately 164,900, 150,700 and 125,100 customers, respectively, whose accounts were over 60 days past due, approximately 51,600, 39,900 and 26,500 customers, respectively, whose accounts were over 90 days past due and approximately 74,800, 43,500 and 20,000 customers, respectively, whose accounts were over 120 days past due. The increase in past due accounts is predominately due to pre-existing balances for customers participating in government assistance programs through which a customer’s monthly payment is subsidized by the federal government.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)
Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
Net income attributable to Charter shareholders	$1,203	$807
Plus: Net income attributable to noncontrolling interest	186	114
Interest expense, net	1,060	983
Income tax expense	345	216
Depreciation and amortization	2,294	2,441
Stock compensation expense	147	134
Other (income) expenses, net	(22)	250
Adjusted EBITDA (a)	$5,213	$4,945

Net cash flows from operating activities	$3,647	$3,751
Less: Purchases of property, plant and equipment	(1,857)	(1,821)
Change in accrued expenses related to capital expenditures	10	(75)
Free cash flow	$1,800	$1,855

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
Customer premise equipment (a)	$469	$489
Scalable infrastructure (b)	371	411
Line extensions (c)	542	399
Upgrade/rebuild (d)	146	145
Support capital (e)	329	377
Total capital expenditures	$1,857	$1,821

Capital expenditures included in total related to:
Commercial services	$365	$333
Mobile	$74	$112
Rural construction initiative (f)	$232	$—

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).
(f)The rural construction initiative subcategory includes expenditures associated with our Rural Construction Initiative (for which separate reporting was initiated in 2022), excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. First Quarter 2022 Earnings Release